ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated as of the 11th day of February 2005, is made and entered into by and between FC PROPERTIES VI, LLC, its assigns or designees, a Delaware limited liability company ("Purchaser"), and PLAINFIELD MERIDIAN LIMITED PARTNERSHIP, CATON MANOR MERIDIAN LIMITED PARTNERSHIP, FREDERICK MERIDIAN LIMITED PARTNERSHIP, HAMILTON MERIDIAN LIMITED PARTNERSHIP, RANDALLSTOWN MERIDIAN LIMITED PARTNERSHIP, MOORESVILLE MERIDIAN LIMITED PARTNERSHIP, and SPENCER MERIDIAN LIMITED PARTNERSHIP, all Maryland limited partnerships (collectively "Seller"). MERIDIAN HEALTHCARE GROWTH AND INCOME FUND, L.P. ("MHGIF"), a Maryland limited partnership, joins herein for the limited purposes (and only for the limited purposes) set forth in Section
12.20 hereof.


                                    RECITALS


     A. Seller owns and operates certain skilled nursing facilities ("Facilities") located in the States of New Jersey, North Carolina, and Maryland (collectively, the "States"), together with the real property and all appurtenances thereto, all as more particularly described on Exhibit A-1.

     B. The parties hereto desire to enter into this Agreement pursuant to which Purchaser will purchase from each Seller all of its rights in the real property on which the Facilities are located, as more particularly described on Exhibit B-1 (the "Real Property"), and all of its interest in or rights to use of, if any, the equipment, furniture, furnishings, fixtures, inventory, vehicles, if any, patient records and reports, the contracts described on Section 1.3, Schedules 2.8(a) and 2.8(b) and 2.11, the trade names, trademarks, software and other intangible property described on the Schedules referred to in Section 2.19, all bank accounts, cash, cash equivalents, securities and accounts receivable (including third party settlements), prepaid accounts, workers' compensation receivables and dividends, real estate and insurance escrows, and tangible personal property owned and/or leased by Seller and located at the Real Property and/or used primarily in connection with the operation of the Facilities, with the exception of certain "Excluded Assets", as hereinafter defined (the "Personal Property").

     C. Purchaser shall assume certain specified contractual obligations of Seller upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

         1.1 Transfer of Assets. For the consideration hereinafter provided, Seller, in accordance with the terms and subject to the conditions hereof, shall convey, transfer and assign to Purchaser at the Closing (as defined in Section
1.2 below), and Purchaser shall purchase from Seller, the Assets. For purposes of this Agreement, the term "Assets" shall mean all of the Real Property and the Personal Property, with the exception of the following items (the "Excluded Assets"):

                  (a) Inventory disposed of in the ordinary course of business prior to the Closing Date;

                  (b) Seller's business and financial records located at or used in connection with the operation or management of the Facilities;

                  (c) Those additional items set forth on Schedule 1.1 attached hereto;

                  (d) Any contracts other than the Contracts (as defined in Section 1.3).

         1.2      Closing.

                  (a) General. Subject to Section 1.2(b), unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article XI hereof, or unless otherwise agreed to in writing by the parties hereto, all documents required from Seller ("Seller Documents") and from Purchaser ("Purchaser Documents") and the cash portion of the Purchase Price in order to effectuate the consummation of a closing under this Agreement (the "Closing") shall be delivered by the respective parties at 10:00 a.m., Eastern Standard Time, on that date which is the last day of the calendar month in which the Seller receives the Requisite Unitholder Approval described in Section 2.2(a) hereof, but not later than December 31, 2005 (provided that if receipt of the Requisite Unitholder Approval is less than ten (10) business days before the end of the calendar month, then the Closing shall be on the last day of the next calendar month), at the offices of Purchaser's counsel in Virginia Beach, VA, effective as of such date, at 11:59:59 p.m., Eastern Standard Time, or at such other date, time and place as the parties hereto may fix by mutual consent (the "Closing Date"). Notwithstanding the foregoing, Seller may deliver all of Seller Documents required hereunder with respect to any Closing to the escrow agent Lawyer's Title Insurance Corporation and/or Purchaser's counsel on or before the applicable Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of such Closing) by mail or overnight courier. In addition, in the event that the Seller's proceeds of the Purchase Price are not delivered to Seller's account by 2:00 P.M. Eastern Standard Time on the Closing Date, then the adjustments and prorations described in Section 10.5 and otherwise herein shall be recalculated as of the next day (or, if later, the first day on which Seller has such funds by 2:00 P.M. Eastern Standard Time).


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

     1.3 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be Fifty Million Dollars ($50,000,000.00), subject to further adjustments, if any, as provided for in this Agreement. Purchaser agrees that in addition to the payment of Purchase Price, (a) the Purchaser's designee will assume Seller's obligations from and after the Closing Date under (i) those certain leases set forth on Schedule 2.9(g) and on Schedule 2.11 attached hereto, and (ii) all contracts set forth on Schedule 2.8(a) and all Patient Care Contracts described in Section 2.8(b) and set forth on Schedule 2.8(b); and (b) Purchaser shall cause its designee to pay the Seller the Net Working Capital in accordance with Section 10.5(a) (collectively "Purchaser Designee's Obligations"). The contracts and leases listed on Schedule 2.8(a) and 2.8(b) and
Schedule  2.11 are  collectively  referred  to as the  "Contracts."

     1.4 Earnest Money. Within three (3) business days of the execution and delivery of this Agreement by all parties hereto, Purchaser shall deliver to Lawyer's Title Insurance Corporation ("Escrow Agent") (pursuant to its standard form escrow agreement reasonably acceptable to Purchaser and the Seller) an earnest money deposit in the amount of One Million Dollars ($1,000,000) (the "Deposit"). The Deposit shall be held in an interest bearing account. Any accrued interest shall be transferred with the Deposit.

     1.4.1 In the event the transactions contemplated under this Agreement shall close as provided herein, the Deposit shall be applied against the Purchase Price at Closing, as provided in Section 10.5(e) hereof.

     1.4.2 In the event that the transactions contemplated under this Agreement shall fail to close as provided herein due to a breach of this Agreement by the Purchaser, or in the event of any other breach or default by Purchaser hereunder, or any termination of this Agreement by Seller pursuant to Section 11.1(e), then the Escrow Agent shall pay the Deposit pursuant to Section 11.3 to the Seller as liquidated damages.

     1.4.3 In the event the Agreement is terminated as a result of (i) a breach of this Agreement by the Seller (past any applicable notice and grace period),
(ii) the  failure of any  condition  to  closing  contained  in Article  VIII or
Article IX to be satisfied (past any applicable notice and grace period, to the extent that the failure of such condition relates to any breach or default of Seller), unless such failure of condition results from any breach or default on the part of Purchaser, or (iii) termination of the Agreement in accordance with paragraph 11.1(a), (d) or (f), then the Escrow Agent shall pay the Deposit to the Purchaser, and the parties shall have no further liability hereunder (except as set forth in Section 12.3 or as may be expressly provided herein with respect to liability of the parties following termination).

     1.5      Payment of Purchase Price.

                  At Closing, Purchaser shall pay the remainder of the Purchase Price to Seller, adjusted for any credits and additions to Purchaser or Seller as specified in this Agreement, by wire transfer of immediately available federal funds to accounts designated in writing by Seller.

     1.6 Assumed Liabilities. At the Closing, Purchaser shall cause Purchaser's designee to assume (i) the Contracts, (ii) the liabilities assumed by Purchaser's designee as contemplated by the Net Working Capital calculation set forth in Section 10.5(a), and (iii) the Purchaser

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

Designee's Obligations, (iv) all other obligations of the Purchaser or its designee under Section 10.5 hereof, and (v) all other obligations and liabilities expressly set forth in this Agreement, which are expressly to be assumed by Purchaser (collectively the "Assumed Liabilities"). Notwithstanding the foregoing, neither Purchaser nor Purchaser's designee shall be obligated to assume (i) certain so-called "deficit loans" to the Seller from an affiliate of the Seller, Meridian Healthcare Investments, Inc., which shall be discharged and extinguished as of Closing, and (ii) deferred management fees owed to the Genesis Eldercare Network Services, Inc. ("Manager") under separate agreements which will be paid from the Seller's proceeds of the Purchase Price paid at Closing (the "Excluded Liabilities").

     1.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets acquired under this Agreement as provided and as described on
Schedule 1.7 attached hereto. Seller and Purchaser each hereby covenant and agree that neither will take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is any way inconsistent with the terms of this Section 1.7.

         1.8 Due Diligence. Seller and Purchaser hereby acknowledge that, as of the date of execution of this Agreement by the parties, Purchaser has not yet completed its due diligence with respect to the Assets. Beginning on the date hereof and continuing until 5:00 p.m. on that date which is forty-five (45) days after full execution of this Agreement by Purchaser and Seller (the "Diligence Period"), if Purchaser determines, in its sole and absolute discretion, that Purchaser does not desire to purchase the Assets based on the results of Purchaser's due diligence, Purchaser shall have the right to give written notice to Seller electing to terminate this Agreement, provided such notice is delivered to Seller prior to 5:00 p.m. on the last day of the Diligence Period. If such notice of termination is so delivered on or before 5:00 p.m. on the last day of the Diligence Period, then this Agreement shall be terminated, Purchaser shall be entitled to the Deposit, and the parties shall thereafter be released from all further obligations under this Agreement, except those expressly provided to survive termination. If Purchaser does not terminate this Agreement, by timely notice given according to the requirements of this Section 1.8, time being of the essence with respect thereto, then the Purchaser's right to terminate this Agreement pursuant to this Section 1.8 shall be automatically waived and extinguished, and the Purchaser shall be obligated to proceed with the transaction in accordance with all other provisions of this Agreement.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Purchaser to enter into this Agreement, and to consummate the transactions contemplated herein, Seller, as to itself, represents and warrants the following:

     2.1 Organization and Qualification. Sellers are limited partnerships duly organized and validly existing and in good standing under the laws of each of their respective States of organization, with full power and authority to carry on their business as currently being conducted and to own or lease and operate the Assets they own or lease as and in the places now owned, leased or operated.


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

     2.2      Authority; Binding Effect.

                  (a) Subject to the approval of the sale of the Assets as contemplated by this Agreement by a majority vote of the unitholders of MHGIF ("Requisite Unitholder Approval"), Seller has, and at the Closing will have, the full and unrestricted corporate right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Seller in connection with such transactions ("Related Documents").

                  (b) Subject to receipt of the Requisite Unitholder Approval, the consummation of the transactions contemplated herein has been duly authorized and approved by the requisite partnership action of MHGIF and of Seller.

                  (c) To the Seller's knowledge, set forth on Schedule 2.2(c-1) are all material permits, licenses, Medicaid, Medicare and other material provider agreements and other authorizations issued by governmental authorities in connection with the ownership, maintenance or operation of the Facilities, including but not limited to each license issued by a State for operation of a Facility as a skilled nursing facility (collectively the "Licenses"), and to Seller's knowledge, except as set forth on Schedule 2.2(c-2), the Licenses are in good standing and Seller has not received written notice that a Seller is in violation of any restriction, rule or regulation affecting possession and use thereof.

                  (d) This Agreement and each such other agreement, instrument and document, upon due execution and delivery by Seller, will constitute the legal, valid, and binding obligation of Seller, enforceable in accordance with its respective terms.

         2.3      [Reserved.]

         2.4 Governmental Authorities. Except as set forth on Schedule 2.4 attached hereto, to Seller's knowledge, the Seller is not required to submit any notice, report or other filing with any federal, state, municipal, foreign or other governmental or regulatory authority in connection with its execution or delivery of this Agreement or any of the Related Documents or the consummation of the transactions contemplated hereby, and to Seller's knowledge, no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by a Seller in connection with the execution, delivery and performance of this Agreement.

         2.5 Taxes. Except as set forth in Schedule 2.5 attached hereto, all real property taxes and assessments, and all personal property taxes and assessments, in connection with the Assets allocable to the period prior to Closing have been paid or, by the time of Closing, will be paid or prorated between the parties under Section 10.5 hereof. To the Seller's knowledge, (i) all income, sales and franchise taxes due and payable by Seller, if any, and all interest and penalties thereon, if any, have been paid in full, (ii) all tax returns required to be filed by the Seller, if any, have been timely filed,
(iii) none of the partnerships constituting Seller is subject to a claim for

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

deficiency or other action in connection with taxes, and (iv) no tax returns of Seller have been or are being examined by the Internal Revenue Service or any state or local taxing authority.

         2.6 No Defaults. To the knowledge of the Seller, except as set forth on
Schedule 2.6 attached hereto, and subject to the Requisite Unitholder Approval, the execution, delivery and performance of this Agreement and any of the Related Documents by Seller does not and will not:

                  (a) Conflict with or result in any breach of the provisions of, or constitute a default under Seller's limited partnership agreement, as amended;

                  (b) Violate any restriction to which Seller is subject or, with or without the giving of notice, the passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, material lease, indenture or other material agreement or instrument to which Seller is a party, or by which it or its property is bound, which will not be satisfied or terminated on or prior to the Closing as a result of the transactions contemplated in this Agreement, or result in the termination of any such instrument or termination of any provisions in such instruments that will have a material adverse effect upon or result in the creation or imposition of any lien, charge or encumbrance upon the Assets;

                  (c) Create any liens or other encumbrances on the Assets in favor of third parties; or

                  (d) Result in the breach or violation of any of the warranties and representations herein set forth by Seller.

         2.7 Absence of Certain Changes or Events. From September 30, 2004, the date of the most recent consolidated financial statements of Seller, to the date of execution of this Agreement by the parties, Seller has not suffered any Material Adverse Change (as defined herein) in the Facilities. For purposes of this Section 2.7(a), "Material Adverse Change" shall be defined as either (i) a decrease of 15% or more in the percentage of occupancy of any Facility, or (ii) a decrease of 5% or more in the aggregate percentage of occupancy at all of the Facilities.

         2.8      Contracts.

                  (a) Schedule 2.8(a) attached hereto includes without limitation a true and correct list as of the date of this Agreement of all outstanding contracts or agreements to which a Seller is a party relating primarily to the Facilities, and Seller have provided or made available to Purchaser true and complete copies of each such written contract. To Seller's knowledge, there is no material default existing or continuing by Seller, of any other party, under the terms of any contracts listed on Schedule 2.8(a) hereto, and to Seller's knowledge, each contract is in full force and effect and is valid and enforceable by such Seller in accordance with its terms, assuming the due authorization, execution and delivery thereof by each of the other parties thereto.

                  (b) Included on Schedule 2.8(b) are specimen form patient admission agreements and/or life care contracts with residents of the Facilities, if any, or with any other

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

persons or organizations ("Patient Care Contracts"). Except as set forth on
Schedule 2.8(b) attached hereto, to the knowledge of Seller, no Patient Care Contract deviates in any substantial respect from such standard forms. To the knowledge of Seller, all residents of the Facilities have executed Patient Care Contracts.

         2.9      Title to Property and Related Matters.

     (a) Except for (i) the Assumed  Liabilities,  (ii) the matters set forth on
Schedule 2.9(a); (iii) statutory liens for taxes and other impositions which are not yet delinquent; (iv) all matters disclosed in the Title Reports and the Surveys and not timely objected to by Purchaser in writing, or timely objected to by Purchaser in writing but thereafter cured or corrected, pursuant to
Section 4.12  hereof,  (v) the other  matters  defined as  "Permitted  Liens" in
Section 4.12(b) hereof, and (vi) all zoning laws, subdivision laws, building codes and other laws and regulations (collectively the "Allowed Liens"), to the Seller's knowledge, Seller has received no written notice of (a) any material violations of any covenants or restrictions recorded in the public land records against the Real Property, or (b) any material violations of any zoning codes or ordinances applicable to the Real Property. Seller has no knowledge of any agreements, documents or instruments which are not recorded among the land records but which materially and adversely affect the marketability of title to any Facility.

     (b) To Seller's knowledge, except for the Allowed Liens, and as set forth on Schedule 2.9(b), the Personal Property is not subject to any (A) contract of sale or lease, or (B) mortgage, security interests, encumbrance, lien or charge.

     (c) To Seller's knowledge, Seller has not received any written notice of a violation of any zoning ordinance or regulation with respect to any of the Facilities.

     (d) At the Closing, Seller shall not be indebted to any contractor, laborer, mechanic, materialman, architect or engineer for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Real Property for which any such person could lawfully claim a lien against the Real Property, except for any Assumed Liabilities, and except to the extent Purchaser is indemnified or otherwise protected by bonding or title insurance with respect to such matters at the expense of Seller as reasonably satisfactory to Purchaser.

     (e) There are no condemnation or eminent domain proceedings pending, or, to the knowledge of Seller, threatened or contemplated against the Real Property or any part thereof, and Seller has not received any written notice of the desire of any public authority or other entity to take or use the Real Property or any part thereof. Between the date hereof and Closing, Seller will give Purchaser prompt written notice of any actual or any threatened or contemplated condemnation of any part of the Real Property of which it receives written notice.

     (f) To Seller's knowledge, there are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein, other than the rights of Manager under management agreements with Seller which are to be extinguished simultaneously with the execution of this Agreement.
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


     (g) To Seller's knowledge, there are no parties (other than Seller) in possession of the Real Property, or any portion thereof, other than (i) parties under the Contracts, (ii) tenants under any leases listed in Schedule 2.9(g) hereto who are in possession of space to which they are entitled under such leases, and (iii) patients pursuant to the Patient Care Contracts described in
Schedule 2.8(b).

         2.10 Hazardous Substances. For purposes of this Agreement, "Environmental Laws" means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, health and/or safety laws, ordinances, rules, regulations and requirements pertaining to the environmental or ecological conditions on, under or about the Real Property. For purposes of this Agreement, "Hazardous Substance" means any substance or material which gives rise to liability under any of the Environmental Laws; but provided that the term "hazardous substances" as used herein excludes Common Products as herein defined.

                  (a) To Seller's knowledge, the Real Property does not contain any contamination, by spill, leakage, dumping or otherwise, of any Hazardous Substance in violation of any Environmental Law, except for Hazardous Substances typically used in, and in quantities necessary for the day-to-day operation of, the Facilities and which are commonly used in other similar facilities, including but not limited to cleaning fluids, insecticides, medical waste and medicines (the "Common Products").

                  (b) To Seller's knowledge, Seller has not received any written notice from any governmental authority that has determined that there is a presence, release or threat of release or placement on, in or from the Real Property, or otherwise relating to the generation, transportation, storage, treatment, or disposal at the Real Property, of any Hazardous Substance. Seller shall notify Purchaser promptly of its receipt of any such written notice.

                  (c) To Seller's knowledge, there are no ongoing or unresolved actions, written communications or written agreements with any governmental authority or agency (federal, state or local) or any private entity to which Seller or, to Seller's knowledge, any prior owner of the Real Property, is a party relating in any way to the presence, release, threat of release or placement on, in or from the Real Property, or the generation, transportation, storage, treatment or disposal at the Real Property, of any Hazardous Substance, except as may be disclosed in the written reports delivered to Purchaser as described in Section 2.10(e) below.

                  (d) To Seller's knowledge, there are no pending or threatened investigations, proceedings or litigation with any person, entity or government agency in which a party alleges the presence of, a release of or threat of any Hazardous Substance.

                  (e) Seller has delivered to Purchaser copies of all reports relating to the presence of Hazardous Substances (or lack thereof) at the Facilities which are in the Seller's

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possession and prepared in connection with the Seller's financing of the
Facilities in the calendar year 2000.

         2.11 Leases. Schedule 2.11 attached hereto contains a true and correct list of all material leases of all real property, machinery, equipment and other tangible property leased to Seller which relate primarily to the Facilities. To Seller's knowledge, except as disclosed on Schedule 2.11, each lease described thereon is in full force and effect; to Seller's knowledge, there has not been and there is no ongoing issue or dispute as to past rental payments, and all rents have been paid when and as due; in each case, such Seller, as lessee, has been in peaceable possession since the commencement of the original term of such lease and neither such Seller, nor, to the knowledge of Seller, any other party to such lease is in default in any material respect thereunder; to Seller's knowledge, there exists no occurrence, event, condition or act which, upon the giving of notice or the lapse of time or both, would become a default by any Seller (or, to the knowledge of Seller, any lessor) under any such lease; and to Seller's knowledge, except as noted on Schedule 2.11, none of such leases by its terms requires the consent of the lessor thereof to be obtained in order to consummate its transfer to Purchaser as contemplated hereby without violation thereof.

         2.12     [Intentionally deleted.]

         2.13 Transfer of Assets. On the Closing Date, all of the Assets, except Excluded Assets, will be transferred to Purchaser pursuant to this Agreement.

       2.14 No Litigation. Except as set forth on Schedule 2.14 attached hereto, to Seller's knowledge, there are no actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, or, to the knowledge of Seller, threatened against or relating to Seller, the Facilities, Seller's operation of the Facilities, any of the Assets or against or relating to the transactions contemplated by this Agreement, that if asserted and decided adversely would materially and adversely affect the Assets, Seller or Seller's operation of the Facilities (including, but not limited to, class action or third party suits concerning reimbursements), and there are none pending in the state courts located in the States, or in any of the federal courts in the States, or, to the knowledge of Seller, pending in other jurisdictions or threatened in writing, at law or in equity, by or before any federal, state or municipal court or other governmental agency, department, commission, board, bureau or instrumentality.

         2.15     Compliance with Medicare and Medicaid Law.

                  (a) Except as set forth on Schedule 2.15 attached hereto, there is no material litigation, claim, proceeding or investigation currently pending against a Seller or relating to the Facilities for any violation or alleged violation of, and, to Seller's knowledge, Seller has received no written notice of any threat of any suit, action, claim, dispute, investigation, agency review or other proceeding pursuant to or involving, (i) the False Claims Act, 31 U.S.C. ss.ss.3729 et seq., (ii) the Civil Monetary Penalties Law, 42 U.S.C. ss.1320a-7a, (iii) federal or state anti-kickback statutes, including but not limited to 42 U.S.C. 1320a-7b, (iv) federal or state referral laws, including but not limited to 42 U.S.C. ss.1395nn; (v) regulations promulgated pursuant to any of

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the foregoing statutes, or (vi) any other federal or state law or regulation of general applicability to health care fraud, governing or regulating the management of health care providers, or governing or regulating medical billing or reimbursement, including all applicable Medicare and Medicaid statutes and regulations (collectively the "Medicare/Medicaid Laws").

                  (b) To Seller's knowledge, Seller, and each of the Facilities have timely filed all material forms, applications, reports, statements, data and other information required to be filed with federal, state or local entities under federal or state laws or regulations in connection with the Medicare/Medicaid Laws, including but not limited to cost reports required to be filed with respect to the Facilities, as more fully set forth in Section 2.23(b) hereof.

         2.16 Surveys. To Seller's knowledge, true and complete copies of all existing survey reports for Medicare/Medicaid purposes in the possession of Seller with respect to the Facilities will be provided to Purchaser promptly following execution of this Agreement.

         2.17 No Employees. Seller currently has, and to Seller's knowledge Seller has not ever had, any employees.

         2.18     [Intentionally deleted.]

         2.19 Intellectual Property. Other than rights to use certain names associated with the Facilities, and any software or other computer programs used in connection with the operation of the Facilities, Seller has no Intellectual Property of any kind. For these purposes, "Intellectual Property" shall mean, collectively, all: (i) United States or foreign patents, patent applications, patent disclosures, and all renewals, reissues, divisions, continuations, extensions or continuations-in-part thereof (collectively, "Patent Properties");
(ii) trademarks, service marks, trade dress, trade names, fictitious names, corporate names, and registrations and applications for registration thereof (collectively, "Trademark Properties"); and (iii) copyrights (registered or unregistered), registrations and applications for registration thereof, including all renewals, derivative works, enhancements, modifications, updates, new releases or other revisions thereof (collectively, "Copyright Properties")

         2.20 Capital Expenditures. Except as set forth in Schedule 2.20, and except for routine expenditures for repairs and replacements in connection with the ongoing maintenance and upkeep of the Facilities, which are covered in Seller's annual budgets for the Facilities and which are to be assumed by Purchaser, to Seller's knowledge, as of the date hereof, Seller does not have any outstanding contracts for capital expenditures relating to the Facilities, nor does it have any agreement, obligations or commitments for capital expenditures relating to the Facilities, including, without limitation, additions to property, plant, equipment or intangible capital assets.

         2.21 Absence of Notices. Except as disclosed on Schedule 2.21, to Seller's knowledge, Seller has not received any written notice that any customer or supplier of a Seller intends to discontinue, substantially alter prices or terms to, or significantly diminish its relationship with the Facilities as a result of the transaction contemplated hereby or otherwise.

         2.22     Medicare and Medicaid Participation.

                  (a) For purposes of this provision, Medicare, Medicaid, CHAMPUS, TRICARE and other federal, state or local governmental reimbursement programs, or successor programs to any of the above, are referred to as "Government Programs".

                  (b) To Seller's knowledge, except as disclosed on Schedule 2.22(b), and except for claims, actions and appeals in the ordinary course of business, there are no material claims, actions or appeals pending or threatened before any commission, board or agency, including any fiscal intermediary or carrier, federal or state agency, with respect to any Government Program cost reports or claims filed on behalf of Seller with respect to any Facility on or before the date of this Agreement, or any disallowances by any commission, board or agency in connection with any audit of such reports.

         2.23 Third Party Payor Reimbursement. Seller has received no written notice that any billing practices of Seller with respect to the Facilities to all third party payors, including the Government Programs and private insurance companies, have not been in compliance with any applicable laws, regulations and policies of such third party payors and Government Programs in any material respects or that Seller has billed or received any payment or reimbursement in excess of amounts permitted by applicable law, except to the extent cured or corrected.

         2.24 Patient Records. Except as provided on Schedule 2.24, Seller has received no written notice that patient records used or developed in connection with the business conducted at the Facilities have not, prior to the date of this Agreement, been maintained in accordance with any applicable federal, state or local laws or regulations governing the preparation, maintenance of confidentiality, transfer and/or destruction of such records.

         2.25 Advance Payments and Patient Funds. The accounting for advance payments and patient trust fund accounts provided to Purchaser by Seller pursuant to the provisions of Section 10.4 hereof is accurate in all material respects.

         2.26     [Intentionally deleted.]

         2.27     [Intentionally deleted.]

         2.28 Licensed Beds. To Seller's knowledge, the count of skilled nursing and adult care beds at the Facilities is as set forth on Exhibit 2.28.

         2.29 Financial Statements. Attached hereto as Exhibit 2.29 are the following financial statements (collectively, the " Financial Statements"): (a) audited consolidated financial statements of MHGIF for the year ended December 31, 2003; (b) schedules to such consolidated statements with respect to each individual Facility (which are not audited) for the year ended December 31, 2003; and (c) unaudited financial statements and scheduled statements for each Facility for the nine (9) months ended September 30, 2004. To Seller's knowledge, (i) the Financial Statements (including the notes thereto) and such additional Financial Statements as may be delivered by Seller to Purchaser prior to Closing have been prepared in accordance with

GAAP applied on a consistent basis throughout the periods covered thereby,
(ii) present fairly the financial condition of each of the Seller and Facilities as of such dates and the results of operations of each of the Seller and Facilities for such periods, (iii) are correct and complete in all material respects, and (iv) are consistent with the books and records of each of the Facilities in all material respects.

         2.30 Professional Liability Insurance. Seller has professional liability insurance on a "claims made" basis for all the Facilities with coverage limits of One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) in the aggregate ("Professional Liability Insurance"). Attached hereto as Schedule 2.30 is a description of all such policies, copies of which shall be provided to Purchaser upon request.

         Notwithstanding anything else to the contrary herein, any reference in this Agreement to "knowledge," "actual knowledge" or "best of knowledge" of Seller, or the receipt of notices or other communications by Seller, shall be deemed to mean the actual knowledge of, or receipt of notice or communication by, Robert Huether, the Seller's asset manager with respect to the Facilities.

         All representations and warranties set forth above in this Article II shall survive the Closing for the limited period of, and shall expire at the end of, twelve (12) months following the Closing Date.

         PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT EXCEPT WITH RESPECT TO THE FOREGOING REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE II ABOVE, OR THAT WHICH MAY BE EXPRESSLY SET FORTH ELSEWHERE IN THIS AGREEMENT (IF AT
ALL), THE ASSETS ARE TO BE CONVEYED BY SELLER TO PURCHASER IN "AS-IS, WHERE-IS" CONDITION WITHOUT WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO ZONING, PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, SUITABILITY FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER WHATSOEVER.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants the following, each of which warranties and representations is material to and is relied upon by Seller:

         3.1 Corporate Organization; Etc. Purchaser is a Delaware limited liability company duly organized and validly existing under the laws of the State of Delaware with full power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

         3.2 Authorization, Binding Effect. Purchaser has, and at the Closing the Purchaser and any designee or affiliate taking any interest in any of the Assets will have, the full and unrestricted right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Purchaser in connection with such transactions. The consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action of Purchaser and, at Closing, of Purchaser and any designee or affiliate taking any interest in any of the Assets. This Agreement and each such other agreement, instrument and document, upon due execution and delivery by Purchaser, will constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms.

         3.3 No Violation. Purchaser is not subject to or obligated under, and this Agreement and the transactions contemplated herein, as well as all documents and agreements to be delivered hereunder, do not and will not conflict with or violate, any certificate of incorporation, bylaw, law, or rule or regulation of any governmental authority, or any mortgage, contract, agreement or instrument, or any license, franchise or permit, or any order, writ, injunction or decree.

         3.4 No Litigation. Purchaser is not a party to, or defending or subject to, any investigation, litigation, arbitration or other legal proceeding, nor is any such legal proceeding threatened, which would have a material adverse effect on Purchaser's ability to execute, deliver and perform this Agreement and the documents and transactions contemplated hereby.

         3.5 Truth of Warranties, Representations, and Statements. Without in any way affecting the obligation of Purchaser under this Agreement, Purchaser shall have the obligation throughout the period from the date of this Agreement through and including the Closing Date to give Seller prompt written notice of the material inaccuracy or material change in any representation or warranty made by Purchaser in this Article III or on any Schedule attached hereto which is disclosed to Purchaser or brought to Purchaser's attention in writing after the date hereof.

         All representations and warranties set forth above in this Article III shall survive the Closing for the limited period of, and shall expire at the end of, twelve (12) months following the Closing Date.


                                   ARTICLE IV
                               COVENANTS OF SELLER

          From the date hereof and until the Closing, except as otherwise consented to or approved by Purchaser in writing, Seller covenants and agrees as to its own operations as follows:

         4.1 Regular Course of Business. Seller shall (a) operate the Facilities in a manner substantially consistent with applicable law and past practices (with the understanding that the Seller shall not be required to make any capital expenditures for extraordinary repairs or replacements); (b) maintain the Assets so as to meet any regulatory standards of any governmental agencies with regulatory jurisdiction over the Facilities; (c) timely pay all rents and other payments due on or before the Closing under, and use its commercially reasonable efforts to otherwise maintain (except for expiration due to lapse of time), all leases and contracts described herein in effect without change except as expressly provided herein; (d) comply in all material respects with the provisions of all laws, regulations, ordinances and judicial decrees applicable to the operation of the Facilities, including, without limitation, compliance with requirements of all Government Programs; (e) not make any material changes or modifications in any agreement listed on Schedules 2.8(a) and 2.11 hereof or incur any further obligations or surrender any rights thereunder other than as routinely occur in the ordinary course of business; (f) not enter into any agreements or leases which would have had to be disclosed on Schedule 2.8(a) or
Schedule 2.11 hereof had such agreements or leases been entered into prior to the date hereof, other than in the ordinary course of business or as terminable without penalty upon advance notice of thirty days or less; (g) keep in full force and effect present insurance policies through the Closing Date or other comparable insurance coverage; and (h) use its commercially reasonable efforts to maintain all licenses in good standing as necessary to operate the Facilities.

         4.2 Absence of Employees. Seller will not hire or otherwise engage any new employees.

         4.3 Borrowing. Seller shall not create or permit to become effective any mortgage, pledge, lien, encumbrance or charge of any kind upon the Assets, other than (i) Permitted Liens, and (ii) any mortgages or other liens which are expressly to be assumed by Purchaser and credited against the Purchase Price hereunder or to be repaid and discharged as of Closing.

         4.4      Full Access and Disclosure.

(a) Seller shall, upon request and reasonable advance notice from Purchaser, afford to Purchaser and its counsel, accountants and other authorized representatives reasonable access during business hours to its properties, computer systems, books and records, in any way relating to the Assets and/or the Facilities, including, but not limited to, the roof, all equipment (fixed and movable), heating and cooling systems, and any and all vehicles, financial data and records, operating data and other information reasonably requested, including the most recent financial statements, cost reports, inspection reports, plans of correction (all with respect to the past three (3) years), current room rates (including dates and amounts of increases), census data and patient mix, payroll information, Medicaid reports, employment agreements, personnel policies, occupancy agreements with patients, leases, and all contracts, agreements, and other documents relating to outside contractors, vendors, consultants, or other outside parties relating to the Facilities and to which any one or more of the Facilities are now or may become a party in order that Purchaser may have full opportunity to make such reasonable investigations of the Assets and the Facilities as it shall desire to make. Seller shall furnish such additional financial and operating data and other information as Purchaser and/or its representatives shall from time to time reasonably request.

     Notwithstanding the foregoing, Purchaser expresslyacknowledges and agrees that Seller shall not be obligated to furnish, nor shall Purchaser be entitled to review or have access to, any confidential or proprietary documents or information connected with the Property, including but not limited to opinions, appraisals, internal memoranda or other documents, internal work product or other similar documents, which are in the possession or control of Seller.

                           IN  ADDITION,  NOTWITHSTANDING  ANYTHING TO THE
CONTRARY IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER SHALL BE RESPONSIBLE FOR PURCHASER'S OWN DUE DILIGENCE WITH RESPECT TO ALL DOCUMENTS AND INFORMATION PROVIDED BY SELLER TO PURCHASER, INCLUDING THAT WHICH IS MADE AVAILABLE TO PURCHASER AS DESCRIBED ABOVE, AND ANY ANALYSIS OF SUCH DOCUMENTS AND INFORMATION SHALL BE AT PURCHASER'S OWN RISK.

     (b) All such inspections and investigations by third party agents described above shall be completed at Purchaser's risk without any liability to Seller, regardless of cause. Purchaser hereby agrees to indemnify and holds harmless
Seller against any claims, damages, losses, liabilities, injuries and/or expenses (including attorneys' fees and court costs) associated with or arising in any connection with such inspections or investigations, or the entry onto the Real Property by Purchaser or any of its employees, agents, consultants or contractors. Purchaser further undertakes that any damage occasioned to the Real Property, Personal Property or the Facilities caused by such inspections or investigations shall be cured by Purchaser's restoring the Real Property, Personal Property or portion of the Facilities disturbed or damaged back to its pre-entry and pre-disturbed state. Purchaser agrees to indemnify and hold harmless Seller from claims by third parties for monies due incidental to such inspections or investigations. The foregoing indemnity and other covenants of Purchaser shall survive Closing under (or any earlier termination of) this Agreement for a period of one (1) year.

     (c) Prior to entry onto any of the Real Property by Purchaser or any of its employees, agents, consultants or contractors, Purchaser shall deliver to Seller certificates evidencing that such parties' entry is covered by commercial general liability insurance and other appropriate insurance, which insurance shall be reasonably satisfactory to Seller.

         4.5      [Intentionally deleted.]

         4.6 Consents. Seller shall use its commercially reasonable efforts to obtain, on or prior to the Closing, the Requisite Unitholder Approvals (which efforts shall include an affirmative recommendation by Seller to the unitholders for sale of the Assets as contemplated by this Agreement), as well as all consents identified by the parties as necessary for Seller to fulfill their obligations to consummate the transactions contemplated hereby ("Third Party Consents").

         4.7 Compliance With Laws. Seller shall comply in all material respects with all applicable laws, and with all applicable rules and regulations of all governmental authorities, in conjunction with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, with the understanding that the Seller shall not be required to make any additional new capital expenditures in connection therewith.

         4.8 Taxes. Seller shall file federal, state, local, and, to the extent applicable, estimates and reports and pay all amounts then due and applicable to all periods through and including the Closing Date to the extent necessary to transfer the Assets to Purchaser in accordance with the terms of this Agreement.

         4.9 No Disposition of Assets. Seller shall not sell, lease or otherwise dispose of or distribute any of the Assets or properties related thereto or necessary for operation of the Facilities other than in the ordinary course of business.

         4.10 Further Documentation. Seller agrees that, for a reasonable period of time following the Closing (not to exceed one year), upon request by Purchaser, it will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required, without enlarging or extending any obligations or liability of Seller under this Agreement in any manner and without requiring the expenditure of funds by Seller, in order to more fully assign, grant, transfer, convey, assure and confirm to Purchaser, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets to be sold to Purchaser pursuant to this Agreement.

         4.11 Confidentiality. Seller will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement and all information relating to Purchaser, its officers and directors (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority). Notwithstanding the foregoing, Seller shall be permitted to disclose the terms of this Agreement, and information regarding the Purchaser and its designees and affiliates, to (i) Seller's partners, investors, attorneys, accountants and other third parties involved in the transaction on behalf of Seller, (ii) any governmental agencies, any landlords or tenants under leases, any contract parties, or any other third parties from whom consent is required or appropriate for the transactions contemplated herein, and (iii) unitholders of MHGIF and to the public to the extent necessary to obtain the approval of the unitholders to this Agreement and to fulfill MHGIF's obligations as a publicly-reporting company under the Securities and Exchange Act of 1934, as amended.

         4.12 Title Insurance and Survey; Governmental Approval and Third Party Consent.

                  (a) Seller has provided to Purchaser a copy of all currently effective title insurance policies and commitments and plats and surveys in its possession that relate to the Real Property.

                  (b) Purchaser may obtain at its expense, (i) current ALTA/ACSM Land Title surveys for each of the Facilities (each a "Survey" and collectively the "Surveys"), and (ii) preliminary reports on title for each of the Facilities, issued by Lawyer's Title Insurance Corporation ("Title Company"), which preliminary reports shall contain a commitment (each a "Title Report" and collectively the "Title Reports") of the Title Company to issue to the Purchaser title insurance policies on 1992 ALTA Owners Policy forms (each a "Title Policy" and collectively the "Title Policies") insuring the fee simple interest of Seller in such Facilities. The

Title Reports shall be delivered with legible copies of all recorded exceptions to title referred to therein to the extent reasonably available (the "Exception Documents"). Seller will use their commercially reasonable efforts to cause all standard exceptions to be deleted from the policies at Closing, including without limitation, executing Seller's affidavits, gap indemnities and the like reasonably required therefor. Purchaser shall have until ten (10) business days after its receipt of the Title Report, the Exception Documents and the Survey, collectively, for each of the Facilities, but not later than the expiration of the Diligence Period (the "Title Review Period"), to approve or disapprove in writing the Title Reports and Survey with respect to each Facility, with any such notice of disapproval specifying the Exception Documents or other matters to which Purchaser objects. The failure of Purchaser to disapprove any lien or other matter reflected in the Title Reports or Survey with respect to any Facility within the Title Review Period shall be deemed approval by Purchaser thereof. Notwithstanding the foregoing, Purchaser shall not have the right to disapprove any of the following, all of which shall be deemed to be "Permitted Liens" hereunder: (A) matters created or consented to by Purchaser, (B) the Assumed Liabilities, and
(C) matters that are not reasonably likely to have a material adverse impact on the value or marketability of, or Purchaser's operation of, the Facilities. If Purchaser disapproves any lien or other matter reflected in the Title Reports or Survey with respect to any Facility, Seller shall have ten (10) business days from the date of such disapproval in which to advise Purchaser in writing whether or not they are prepared to cure the same prior to Closing (which cure may be effected by payment and discharge of the objectionable item or by causing the Title Company to remove the same as an exception or affirmatively insure over such item), and in the event Seller fail or refuse to do so within said ten
(10) business day period, Purchaser shall have five (5) business days thereafter in which to advise Seller in writing of Purchaser's election (x) to waive the matters to which Purchaser objected and which Seller are not prepared to cure and to proceed to Closing without adjustment in the Purchase Price, or (y) to terminate this Agreement with respect to all the Facilities and Assets in accordance with Article XI.

                  (c) Seller shall, upon request and reasonable advance notice from Purchaser, permit Purchaser and its agents to conduct Phase I environmental assessments for each Facility (each a "Phase I" and collectively the "Phase I's"). Purchaser shall not take any core samples, install any monitoring wells or undertake any other invasive tests or studies, or communicate with any government officials or agencies regarding Hazardous Substances, without the Seller's prior written consent (which may be withheld by Seller in its sole discretion). Purchaser shall use its commercially reasonable efforts to obtain each Phase I within thirty (30) days after the date hereof. Purchaser shall have until ten (10) business days after Purchaser's receipt of each Phase I, but not later than the expiration of the Diligence Period (the "Environmental Review Period"), to approve or disapprove such Phase I in writing delivered to Seller, with any such disapproval specifying the matter(s) to which Purchaser objects. If any Phase I recommends that a Phase II be ordered, then, subject to the requirement of Seller's prior written approval (as described above), the Environmental Review Period shall be extended for a reasonable period not to exceed an additional fifteen (15) days in order for Purchaser to obtain such Phase II, and Seller and Purchaser agree to divide evenly the cost of such Phase
II. Should Purchaser timely disapprove any Phase I and/or related Phase II, Purchaser shall notify Seller in writing of such disapproval and the reasons therefor at or prior to the expiration of the Environmental Review Period, as such Period may be extended (the "Environmental Notice"). In the event that Purchaser delivers to Seller an Environmental Notice due to the fact that a Phase I or Phase II indicates the need for remediation of an environmental condition at any Facility, Seller shall communicate and negotiate in good faith with Purchaser regarding such condition and its resolution, with the understanding that such good faith obligation shall not create any other duties or obligations on the part of Seller or modify the time periods for Seller's and Purchaser's notices and responses set forth above and below in this paragraph. The failure of Purchaser to deliver an Environmental Notice to Seller on or prior to the expiration of the Environmental Review Period (as the same may be extended in the case of a Phase II as described above) shall be deemed approval. If Purchaser delivers an Environmental Notice to Seller within the Environmental Review Period, Seller shall have ten (10) business days from the date of Seller' receipt of such Environmental Notice in which to advise Purchaser whether or not they are prepared to cure the same prior to Closing (which cure may be effected by (i) Seller contracting with and paying for, before or at Closing, the recommended remediation work to be done by an environmental consulting firm reasonably acceptable to Purchaser as recommended in the applicable Phase I or Phase II, or (ii) Seller contracting for the recommended remediation work with an environmental consulting firm reasonably acceptable to Purchaser and placing one hundred twenty-five percent (125%) of the estimated costs of the remediation in escrow with the Escrow Agent to be disbursed for payment of all remediation costs as and when payment therefor is due with the balance, if any, to be released to the Seller promptly upon completion of and payment for all such remediation as recommended in the applicable Phase I or Phase II), and in the event Seller fail or refuse to do so within said ten (10) business day period, Purchaser shall have five (5) business days thereafter in which to advise Seller in writing of Purchaser's election (x) to waive the matters to which Purchaser objected and which Seller are not prepared to cure and to proceed to Closing without adjustment in the Purchase Price, or (y) to terminate this Agreement with respect to all the Facilities and Assets in accordance with Article XI.

     4.13     [Intentionally deleted.]

     4.14 Delivery of Inventories and Supplies at Closing. At Closing, Seller shall deliver to Purchaser by leaving at each of the Facilities the following: all of the inventories of perishable food, nonperishable food, central supplies linen, housekeeping and other supplies in the condition and quantity then existing at such Facility.

     4.15     [Intentionally deleted.]

     4.16     [Intentionally deleted.]

     4.17 No Solicitation. Seller agrees, it shall not, after the date hereof and before the Closing Date, enter into any binding contract, option or other agreement relating to any acquisition of all or a substantial portion of the assets of, or any equity interest in a Seller or any business combination involving a Seller. Following the end of the Diligence Period, Seller agrees it shall not initiate or request submission of proposals or offers from any person relating to any acquisition of all or a substantial portion of the assets of, or an equity interest in, a Seller or any business combination involving a Seller (with the understanding that Seller may respond to communications initiated by third parties regarding the Assets, including inquiries from unitholders, so long as Seller does not enter into a binding contract, option or other agreement).

     4.18 Changes in Representations and Warranties. Without in any way expanding the obligations or liabilities of Seller under Article II hereof, Seller shall have the obligation throughout the period from the date of this Agreement through and including the Closing Date to give Purchaser prompt written notice of any representation or warranty, made by Seller in Article II, which becomes materially inaccurate or incorrect, to the extent such inaccuracy or incorrectness is brought to the knowledge and attention of Seller (with the understanding that for these purposes, knowledge of the Seller shall be as defined in the same manner as set forth in Article II hereof for purposes of the Seller's representations and warranties).

                                    ARTICLE V
                             COVENANTS OF PURCHASER

         Purchaser covenants and agrees with Seller that:

         5.1 Confidentiality. Purchaser will keep confidential all information relating to the terms of this Agreement, all information relating to Seller, their officers and directors, and all financial statements, drawings, designs, customer and supplier lists relating to Seller received by it, and all documents and information relating to the Assets (other than information which is a matter of or filed as public information with any governmental authority, published, or disclosed pursuant to an order, subpoena or demand of any governmental authority or as is necessary to be disclosed to lenders, governmental authorities, representatives and third parties in order to consummate this transaction) and shall not at any time be used for the advantage of, or disclosed to third parties (including employees at the Facilities) by Purchaser or its representatives to the detriment of Seller or its officers and directors. Purchaser shall be permitted to disclose information as necessary to partners, investors and lenders (and their representatives), as well as brokers, attorneys, accountants and other third parties engaged by Purchaser in connection with the transaction, provided that Purchaser requires in writing all such parties to observe the foregoing covenant regarding confidentiality. Purchaser hereby indemnifies and holds harmless Seller from and against any and all liabilities, losses, damages, suits, claims and costs and expenses (including attorneys' fees and court costs) arising in any connection with any breach of the confidentiality of this transaction, the documents and information and other matters described above by any party. The provisions of this section shall survive any termination of this Agreement prior to Closing.

         5.2 Compliance with Laws. Purchaser shall comply in all material respects with all applicable laws, and with all applicable rules and regulations of all governmental authorities, in conjunction with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         5.3 Assumption of and Compliance with the Contracts. Purchaser's designee shall assume and be solely responsible for the performance of Seller's obligations under the Contracts that Purchaser's designee is assuming, including those set forth in Schedule 2.8(a) and Schedule 2.11, that are to be performed after the Closing Date in accordance with the form of assignment and assumption agreement set forth in Exhibit 5.3 ("Assignment and Assumption Agreement"). Contract payments shall be prorated through the Closing Date.

         5.4 Patients; Patient Records. From and after Closing, Purchaser's designee shall be solely responsible for caring for the patients of the Facilities in accordance with their contractual rights and in accordance with law. Purchaser's designee shall indemnify and hold Seller harmless from and in respect of all acts and omissions which affect such patients from and after Closing. Purchaser's designee shall preserve the existence and maintain the confidentiality of the patient records transferred to Purchaser's designee pursuant to this Agreement in accordance with federal and state law. The foregoing covenants and indemnity shall survive Closing.

         5.5      [Intentionally deleted.]

     5.6 Consents, etc. As promptly as practicable after the date hereof, Purchaser's designee shall, at its own cost and expense, make all filings with governmental bodies and other regulatory authorities, and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties required to consummate the transactions contemplated by this Agreement. Without limitation, promptly after the date hereof, Purchaser's designee shall file applications to obtain the transfer of the Licenses (or issuance of new licenses in replacement thereof) to operate each of the Facilities. Each party shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing. If there is a cost that must be incurred prior to Closing to resolve any conditions relating to the Real Property or the Personal Property that is required by governmental authorities as a result of a change of ownership survey and/or re-licensing based upon an inspection by a governmental authority, then Purchaser shall cause Purchaser's designee to pay the cost of same.

         5.7 Further Documentation. Purchaser agrees that, for a reasonable period of time following the Closing (not to exceed one year), upon request by Seller, it will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, documents and assurances as may be reasonably required, without enlarging or extending any obligations or liability of Purchaser under this Agreement in any manner and without requiring the expenditure of funds by Purchaser, as necessary to fully consummate the transactions contemplated in this Agreement.

         5.8 Changes in Representations and Warranties. Without in any way expanding the obligations or liabilities of Purchaser under Article III hereof, Purchaser shall have the obligation throughout the period from the date of this Agreement through and including the Closing Date to give Seller prompt written notice of any representation or warranty, made by Purchaser in Article III, which becomes materially inaccurate or incorrect, to the extent such inaccuracy or incorrectness is brought to the knowledge and attention of Purchaser.

                                   ARTICLE VI
                                 OTHER COVENANTS

         6.1 HSR Filing. Either party to this Agreement may, at its own expense, request an informal opinion from the Federal Trade commission confirming that this transaction is exempt from the Hart Scott Rodino Act ("HSR Act") reporting requirements.

         6.2      Licensing Matters.

                  (a) From and after the Closing, in the event there is a cost incurred to resolve any conditions relating to the Real Property or the Personal Property subject to and required by governmental authorities as a result of change of ownership survey and/or re-licensing inspection by a governmental authority arising from this transaction (a "First Post-Closing Survey"), Purchaser shall bear all such costs and shall indemnify and hold harmless Seller therefrom. Such covenant and indemnity shall survive Closing.

                  (b) In connection with survey and re-licensing matters, Seller and the Purchaser agree to cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions with respect to any applications, requests, or actions that are or may be reasonable and necessary to obtain the consent of any governmental instrumentality.

         6.3 Management Agreements. Seller acknowledges that Purchaser shall communicate and negotiate with the Manager for the purpose of entering into contracts pursuant to which Manager will manage the Facilities for Purchaser following Closing.


                                   ARTICLE VII
                                 INDEMNIFICATION

         7.1 Agreement to Defend. In the event any action, suit, proceeding or investigation of the nature specified in Section 7.2, Section 7.3, or Section
7.4 hereof is commenced, whether before or after the Closing, all of the parties hereto agree that the party which is obligated to indemnify shall cooperate and use its commercially reasonable best efforts to defend against and respond thereto.

         7.2      Indemnification by Seller.

                  (a) Subject to the limitations set forth in this Article VII, and the other provisions of this Agreement, Seller, shall, jointly and severally, indemnify, exculpate and hold Purchaser and its partners, directors, officers, employees and agents (collectively, "Purchaser Indemnified Parties") harmless from and against, and agree promptly to defend Purchaser Indemnified Parties from and reimburse Purchaser Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, costs of investigation, reasonable attorneys' fees and other legal costs and expenses) ("Purchaser Indemnified Losses") which Purchaser Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                           (i) Any and all financial obligations of Seller with
respect to the period before the Closing Date and relating to the Real Property, the Personal Property, the Facilities or the operation thereof, subject to the limitations on payment set forth in Section 10.5 (including but not limited to Section 10.5(f) hereof), and except as may be expressly assumed by Purchaser or Purchaser's designee herein;

                           (ii) Any accidents, incidents or other events
occurring at the Real Property or the
Facilities prior to the Closing Date; and

                           (iii) Any material breach or inaccuracy of any of the
representations or warranties
made by a Seller in or pursuant to this Agreement or in any instrument, certificate or affidavit delivered by a Seller at the Closing, with the indemnification set forth in this clause being subject to the survival and other limitations set forth in Article II and other provisions of this Agreement, as well as the provisions for Purchaser's waiver of matters known to Purchaser prior to Closing as described in Section 12.3 hereof.

                  (b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Seller for Purchaser Indemnified Losses under this
Article VII and any other obligations or liabilities of the Seller to survive Closing hereunder (except that arising under Section 10.5 hereof) shall not exceed an amount of Five Hundred Thousand Dollars ($500,000.00), and (ii) the Seller shall be liable only if the aggregate Purchaser Indemnified Losses and other obligations and liabilities exceed an amount of Fifty Thousand Dollars ($50,000.00). Furthermore, the indemnifications set forth in Section 7.2(a) above shall not apply to any physical damage to, or condition of, the Assets, including but not limited to the structural integrity, environmental condition or general condition of such Assets.

                  (c) Seller agrees to deposit Five Hundred Thousand Dollars ($500,000.00) with the Escrow Agent in accordance with the terms of the Escrow Agreement attached hereto as Exhibit 7.2(c) in order to secure Seller's obligations under this Section 7.2.

         7.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article VII, and the other provisions of this Agreement, Purchaser shall indemnify, exculpate and hold Seller, and their respective stockholders, partners, directors, officers, employees and agents (collectively, "Seller Indemnified Parties") harmless from and against, and agree promptly to defend Seller Indemnified Parties from and reimburse Seller Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, costs of investigation, reasonable attorneys' fees and other legal costs and expenses) ("Seller Indemnified Losses") which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (a) Any and all financial obligations relating to the Real Property, the Personal Property, the Facilities or the operation thereof arising or accruing after the Closing Date;

                  (b) Any breach or inaccuracy of any of the representations or warranties made by Purchaser in or pursuant to this Agreement or in any instrument, certificate or affidavit delivered by Purchaser at the Closing, or from any misrepresentation in or omission from this Agreement or any Exhibit, Schedule, certificate, or other executed document furnished or to be furnished to Seller hereunder, with the indemnification set forth in this clause being subject to the survival limitation set forth in Article III of this Agreement; and

                  (c) Any duties, obligations or liabilities, any claims, suits, arbitrations, investigations or other legal proceedings, any losses or damages (whether direct, actual, incidental, consequential or otherwise), and/or any costs or expenses (including attorneys' fees and court costs) arising in any connection with the Facilities, the Assets, the Contracts, the Licenses and/or the residents, patients and other occupants of the Facilities during or with respect to the period from and after Closing hereunder.

                  Notwithstanding anything to the contrary herein, (i) liability of the Purchaser for Seller Indemnified Losses arising under Section 7.3(b) above shall be subject to a monetary limit of Five Hundred Thousand Dollars ($500,000.00), and (ii) Purchaser shall be liable for Seller Indemnified Losses arising under Section 7.3(b) above only if the aggregate of such Purchaser Indemnified Losses arising under such Section 7.3(b) exceed an amount of Fifty Thousand Dollars ($50,000.00).

         7.4      Notification of Claims.

                  (a) A party entitled to be indemnified pursuant to Section 7.2 or 7.3 (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined, has given or could give rise to a right of indemnification under this Agreement, as soon as possible after the Indemnified Party becomes aware of such claim or demand; provided, however, that the Indemnified Party's failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party's rights with respect thereto except to the extent the Indemnified Party is prejudiced by the delay. Notwithstanding the foregoing, any such notice relating to Seller's indemnification under Section 7.2(a)(ii) above based on a violation of a representation or warranty in Article II must be delivered, if at all, prior to the end of any survival period set forth in Article II, failing which Seller's indemnification obligations under Section 7.2(a)(ii) above shall be extinguished and terminated. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VII within thirty (30) days after the receipt of written notice thereon from the Indemnified Party, it being agreed that the Indemnifying Party need not satisfy such obligations during any period in which the Indemnifying Party is defending in good faith the applicable third party claim in the manner described hereinbelow.

                  (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 7.4(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections 7.2 or 7.3, the Indemnifying Party shall have the right to either (i) pay such claim or demand or (ii) employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 7.4(a) of its election to defend in good faith any such third party claim or demand.

So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand.
The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so.

                  (c) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 7.4(b) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any Affiliate of the Indemnified Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

         7.5 Survival. The provisions set forth in this Article VII shall survive Closing.


                                  ARTICLE VIII
                   CONDITIONS TO THE OBLIGATIONS OF PURCHASER

          Each and every obligation of Purchaser under this Agreement, except for the obligations of Purchaser to be fulfilled prior to the Closing and obligations of Purchaser that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Purchaser or as otherwise provided herein:

         8.1 Representations, Warranties; Performance. The representations, warranties and covenants made by Seller herein and in the Related Documents, shall be true and correct in all material respects at and as of the Closing, with the same effect as though made on such date except to the extent the same specifically relate to the date hereof or another specified date (including, without limitation, the representations set forth in Section 2.7 hereof, which shall remain true as of the date of this Agreement and not as of the date of Closing, as provided in such Section 2.7), and except for changes as permitted or contemplated by this Agreement. Seller shall have performed and complied in all material respects with all covenants required by this Agreement and the Related Documents to be performed and complied with by Seller prior to the Closing. Notwithstanding the foregoing, the conditions to Closing described above shall not be deemed unsatisfied, and Seller shall not be deemed to have failed to perform or comply with, or to be in breach or default of, any representation, warranty or covenant in this Agreement, unless and until the condition remains unsatisfied, or the breach or default remains uncured, for a period of ten (10) days following written notice of such unsatisfied condition, breach or default (as the case may be).

         8.2      Consents and Approvals.

                  (a) Purchaser or its designee shall have obtained approvals for the transfer of the Licenses to Purchaser or its designee (with the understanding that this condition shall be deemed satisfied in the event of any breach by Purchaser of its covenant regarding the transfer of Licenses set forth in Section 5.6 hereof). Seller shall cooperate to furnish all requested documentation needed for Purchaser to obtain such approvals.

     (b) From and after the Closing, in the event there is a cost incurred to resolve any conditions relating to the Real Property or the Personal Property, subject to and required by governmental authorities as a result of a change of ownership survey and/or re-licensing arising from this transaction, Purchaser shall bear and indemnify and hold harmless the Seller from all such costs (which indemnification shall survive Closing). In connection with survey and re-licensing matters, Seller and Purchaser agree to cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions with respect to any applications, requests, or actions that are or maybe reasonable and necessary to obtain the consent of any governmental instrumentality.

         8.3 Resolutions. Purchaser shall have received copies of resolutions duly adopted by the general partners of Seller, as appropriate, approving the transactions contemplated by this Agreement ("Board Approval").

         8.4 No Destruction of Property. None of the Facilities shall have suffered substantial damage, destruction or loss after the date hereof. In the event that one or more Facilities incur damage, destruction or loss which is not substantial (as defined below) after the date hereof, Purchaser shall be obligated to proceed to Closing and purchase the Facilities pursuant to this Agreement without adjustment in the Purchase Price, and Seller shall assign to Purchaser at Closing any insurance proceeds issued on account of such damage, destruction or loss and pay to Purchaser at Closing any deductible under the insurance policy applicable to such damage, destruction or loss. For the purposes of this Section, "substantial damage, destruction or loss" shall be damage, destruction or loss that costs, according to estimates of third party contractors or insurance adjusters, more than 5% of the Purchase Price to repair.

         8.5 No Proceeding or Litigation. No injunction, judgment, order, decree, ruling, or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that (i) prevents consummation of the transactions contemplated by this Agreement, or
(ii) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, provided that Purchaser has not solicited or encouraged any such action, suit or proceeding.

         8.6 Marketable Title. Title to the Real Property shall be marketable, free of liens and encumbrances except for the Allowed Liens (including but not limited to the Permitted Liens).

         8.7 Material Adverse Change. There shall not have occurred a Material Adverse Change (as defined in Section 2.7 hereof) at the Facilities between the date on which the Diligence Period expires (with regard to the percentages of occupancy existing on such date) and the Closing Date hereunder (with regard to the percentages of occupancy existing as of Closing).


                                   ARTICLE IX
                     CONDITIONS TO THE OBLIGATIONS OF SELLER

         Each and every obligation of Seller under this Agreement, except for the obligations to be fulfilled prior to the Closing and obligations of Seller that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Seller:

         9.1 Representations and Warranties; Performance. The representations, warranties and covenants made by Purchaser herein, as supplemented by Purchaser prior to the Closing, shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing, with the same effect as though made on such date, except to the extent the same specifically relate to the date hereof or another specified date, and except for changes as permitted or contemplated by this Agreement. Purchaser shall have performed and complied with all covenants required by this Agreement and the Related Documents to be performed and complied with by Purchaser prior to the Closing.

     9.2 Resolutions. Seller shall have received copies of resolutions duly adopted by the Board of Directors of Purchaser approving the transactions contemplated by this Agreement.

         9.3 Transfer of Licenses. The Licenses shall have been transferred (or approved for transfer) to Purchaser or its designee.

         9.4 Requisite Unitholder Consent. The sale of the Assets as contemplated by this Agreement shall have received the Requisite Unitholder Approval.

         9.5 Manager's Waiver. Manager shall have waived all rights with respect to purchase of the Assets whether arising under management agreements with the Seller or otherwise.


                                    ARTICLE X
                                     CLOSING

         10.1 Possession. Possession of all assets sold hereunder shall be delivered to Purchaser on the Closing Date, and Seller shall provide notices, in form provided by Purchaser and reasonably acceptable to Seller, to tenants and residents of such possession change if requested by Purchaser.

         10.2     Transfer Documents.

     (a) Seller shall deliver to Purchaser on the Closing Date:

     (i) duly executed Special Warranty Deed and Bill of Sale, in the form attached hereto as Exhibit 10.2(a)(i);

     (ii) such additional bills of sale and other appropriate instruments of assignment and conveyance, as to the Personal Property, in form mutually but reasonably satisfactory to Purchaser and Seller, dated as of the Closing, conveying all title to the Assets, including the Personal Property, free and clear of all liens, liabilities, security interests or encumbrances except as otherwise permitted herein;

     (iii) an assignment of all intangible property necessary for the operation of the Facilities, in form mutually but reasonably satisfactory to Purchaser and Seller, and including, without limitation, documents, chattel paper, instruments, contract rights, deposit accounts, good will, going concern value, general intangibles, the right to use trade names, and lists of phone numbers, arising from or in connection with each Seller' operation or use of any part of the property, and excluding all Excluded Assets;

     (iv) a then current rent roll certified by each Seller to its knowledge as of the Closing Date as true, complete and accurate in all material respects, which shall conform to the form of rent rolls customarily maintained by Seller in connection with the Facilities (the "Rent Roll");

     (v) to the extent not already delivered by Seller, and to the extent available, originals of all of the Contracts, leases and other agreements with residents, Licenses and other applicable contracts, leases and permits;

     (vi) evidence of the authority of Seller to execute and deliver the applicable Seller Documents in order to effectuate the applicable Closing;
(vii) an affidavit in form satisfactory to obtain the Title Insurance contemplated by Section 4.12 above, without exception for mechanic's, materialmen's or other statutory liens;

     (viii) the Assignment and Assumption Agreement described in Section 5.3 hereof and, to the extent not covered therein, an assignment and assumption agreement providing for the assignment by Seller to Purchaser, and the assumption by Purchaser from Seller, of all Contracts, Licenses and other contracts, agreements and instruments related to the Assets;.

     (ix) a closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation the Purchase Price, all prorations, and the allocation of costs specified herein;

     (x) [Intentionally deleted.]

     (xi) a bring-down certificate reaffirming that the representations and warranties are true and correct as of the Closing Date as modified by Section 8.1;

     (xii) any other documents reasonably required by the title insurance company; and

     (xiii)  certificate  of non-foreign  status in the form attached  hereto as
Exhibit 10.2(a)(xiii).

      (b) Purchaser shall deliver to Seller on the Closing Date, in addition to the items set forth in Section 1.4 hereof, the following:

     (ii) a bring-down certificate reaffirming that the representations and warranties are true and correct as of the Closing Date as modified by Section 9.1;

     (iii) a closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation, the Purchase Price, all prorations, and the allocation of costs specified herein;

     (iv) the assignment and assumption agreement providing for the assignment by Seller to Purchaser, and the assumption by Purchaser from Seller, of all Contracts, Licenses and other contracts, agreements and instruments related to the Assets; and

     (v) any other documents reasonably required by the title insurance company or the Seller in order to effectuate the transactions contemplated herein.

         10.4 Patient Funds; Advance Payments. At the Closing, subject to adjustment within fifteen (15) days following the Closing, Seller shall provide Purchaser's designee with an accounting of all funds, if any, belonging to patients at the Facilities which are held by Seller in a custodial capacity and an accounting of all advance payments received by it pertaining to patients at the Facilities. Such accounting will set forth the names of the patients for whom such funds are held and the amounts held on behalf of each patient.

                  At the Closing, subject to adjustment within fifteen (15) days following the Closing, Seller shall transfer such funds to a bank account designated by Purchaser and Purchaser shall, in writing, acknowledge receipt of and expressly assume all of Seller' financial and custodial obligations with respect thereto, it being the intent and purpose of this provision that, at Closing, Seller will be relieved of all fiduciary and custodial obligation with respect to such funds and that Purchaser will assume all such obligations and be directly accountable to the patients with respect thereto.

                  Subject to the Seller's representation in Section 2.25 hereof, following transfer of all patient funds to Purchaser's designee, Purchaser and Purchaser's designee shall indemnify and hold Seller harmless from all liabilities, claims, expenses and demands (including attorneys' fees) arising in connection with such funds.

                  This Section 10.4 shall survive Closing.

         10.5     Closing Adjustments.

                  (a) Net Working Capital. In addition to the Purchase Price, Purchaser shall cause Purchaser's designee shall pay to Seller an amount equal to the Net Working Capital calculated as follows:

                  The Sum of:

                  (i) Cash and cash equivalents transferred to Purchaser or its designee;

                  (ii) Accounts receivable transferred to Purchaser or its designee, net of reserves for bad debt loss in accordance with Seller's historic methodology;

                  (iii) Deposits or escrows transferred to Purchaser
                        or its designee;

                  (iv) Prepaid expenses and other current assets transferred to Purchaser or its designee, if any (e.g., prepaid insurance premiums); and

                  (v) Any funds expended after the date of this Agreement by Seller for creation of a dialysis unit at the Facility owned by Randallstown Meridian Limited Partnership, not to exceed Two Hundred Thousand Dollars
                       ($200,000.00).

                 Less the following items:

                  (i) Accounts payable transferred to Purchaser's designee;
                  (ii) As of the Closing Date, all employee pay and benefits, which are vested or accrued based on employment prior to Closing, but unpaid as of Closing, to the extent relating to employees of Manager and customarily charged as an expense of the Facilities under Seller's management agreements with Manager;
                  (iii)  Other accrued but unpaid expenses or
                         liabilities assumed by Purchaser or
                         Purchaser's designee; and
                  (iv) Prepaid revenues (to the extent not prorated under Section 10.5(d) below).

                  (b) Real Estate and Personal Property Taxes; Prorations. Real and personal property taxes and assessments shall be prorated as of the Closing Date. Said prorations shall be based on the tax year of the municipality in which the Real Property and the Personal Property are located and shall be based on the most recent available bill (with subsequent adjustment between the parties when actual bills become available, subject to the limitations on reprorations and payment set forth in Section 10.5(f) below).

                  (c) Other Prorations. Charges for water, fuel, gas, oil, heat, electricity and other utilities, operating charges and prepaid service contracts, and all other costs and expenses related to ownership and operation of the Assets, including but not limited to that arising under the Contracts, shall be prorated as of the Closing Date (to the extent not included in the calculation of Net Working Capital in Section 10.5(a) above).

                  (d) Revenues; Medicare/Medicaid Reimbursements. All revenues and income, including but not limited to patient rentals, as well as all Medicare and Medicaid reimbursements, shall be prorated as of the Closing Date, to the extent not included in the calculation of Net Working Capital in Section 10.5(a) above.

                  (e) Deposit. The Deposit shall be applied against the Purchase Price at Closing.

                  (f) Re-adjustment. All calculations and prorations under this
Section 10.5 shall be made on an accrual basis. At least three (3) days before Closing, Seller shall deliver to Purchaser a calculation of the Seller's Net Working Capital, as well as all other prorations described in this Section 10.5, all effective as of the date of Closing. Seller agrees to communicate with Purchaser, and to work in good faith to make any adjustments to Seller's figures, which are demonstrated by Purchaser to be necessary to render Seller's calculations accurate under this Section 10.5 and final by the time of Closing. The parties agree that the Seller's figures may be based on estimates, to the extent actual figures are not available at the time of Closing. Within sixty
(60) days of the Closing, the parties further agree to adjust any such estimates based on end-of-month figures through the month in which Closing occurs, to the extent actual figures are available after the close of accounting for the month in which the Closing occurs, and to correct any errors or miscalculations (with the parties to make any payments which are necessary to effectuate any such adjustments and corrections), all provided that the final figures generated for Net Working Capital and all other prorations so based on end-of-month accounting through the month in which Closing occurs (including estimates where final figures are still then unavailable) shall be final and binding. The obligations of the parties in this Section 10.5(f) shall survive Closing.

         10.6     Closing Costs.

                  (a) Seller shall pay:

                        (i) Fifty percent (50%) of any escrow or closing charges of the title company, other than abstracting costs and the premiums for the Title Policy and any endorsements which shall be paid by Purchaser;

                        (ii) All legal fees of the Seller;

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                  (b) Purchaser shall pay:

                        (i) Fifty percent (50%) of any escrow or closing charges of the title company, and all abstracting costs and premiums for the Title Policy and any endorsements;

                        (ii) The cost of preparing the environmental reports with respect to the Real Property, the cost of the Surveys, and the costs of any other third party due diligence reports or studies;

                        (iii) Any sales tax relating to the sale of the Personal Property to Purchaser (if any);

                        (iv) Any transfer, recordation, documentary stamp and other similar taxes and charges imposed in connection with the delivery and recordation of deeds for the Real Property or otherwise in connection with the transactions contemplated in this Agreement;

                        (v) All legal fees of the Purchaser.



                                   ARTICLE XI
                           TERMINATION AND ABANDONMENT

         11.1     Method of Termination.   This Agreement and the transactions
herein  contemplated  may  be terminated at any time on or before the Closing:

                  (a) by mutual written consent of all of the parties hereto;

                  (b) by Purchaser in the event that there has been a failure of a condition to its obligations set forth in Article VIII;

                  (c) by Seller in the event that there has been a failure of a condition to its obligations set forth in Article IX;

                  (d) by Purchaser, if Purchaser is not then in material breach of this Agreement and Seller is then in breach of this Agreement, and such breach of Seller remains uncured for more than ten (10) days after Seller's receipt of written notice thereof from Purchaser specifying in reasonable detail the nature of such breach;

                  (e) by Seller, if Seller is not then in material breach of this Agreement and Purchaser is then in breach of this Agreement, and such breach of Purchaser remains uncured for more than ten (10) days after Purchaser's receipt of written notice thereof from Seller specifying in reasonable detail the nature of such breach; or

                  (f) by Purchaser upon timely notice following Seller's failure or refusal to cure objections to matters of title, survey or environmental reports pursuant to Section 4.12 hereof.

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

         11.2 Procedure Upon Termination. Any termination described above shall not serve to limit or diminish any rights or remedies of a party hereto established by other express provisions of this Agreement upon breach or default by the other party. However, if this Agreement is terminated, for any reason:

                  (a) each of the parties will redeliver all documents and other material of any other party relating to the transactions contemplated hereby to the party furnishing the same;

                  (b) no party hereto shall have any liability or further obligation to any other party to this Agreement, other than under the provisions of Section 4.4, 4.11, 5.1 and 11.2(a) hereof, and other than expressly provided herein, including upon breach or default by a party under this Agreement.

          11.3 Seller's Remedies Upon Termination. In the event of the termination of this agreement by Seller on account of any breach or default by Purchaser, including a termination under Section 11.1(e), then the following provision shall apply:

      SELLER'S SOLE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT AND TO RECEIVE THE DEPOSIT AS FULL AND COMPLETE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGING AND AGREEING THAT THE AMOUNT OF DAMAGES WHICH SELLER MAY INCUR AS A RESULT OF SUCH TERMINATION MAY BE DIFFICULT TO ASCERTAIN, AND THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE AND FAIR ESTIMATE THEREOF, AFTER WHICH THE PARTIES SHALL HAVE NO FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EXCEPT AS MAY BE EXPRESSLY PROVIDED IN SECTION 11.2(A) & (B) HEREOF (AND WITHOUT LIMITING SELLER'S RIGHTS UNDER SECTION 12.6 HEREOF).


                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

         12.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties hereto at any time prior to the Closing with respect to any of the terms contained herein.

         12.2 Waiver of Compliance; Consent. Any failure of a Seller on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant agreement or condition herein may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.2.


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

         12.3     Purchaser's Remedies; Limitations; Release and Waiver.

                  (a) The rights and remedies of Purchaser hereunder may be enforced in equity, subject to the limitations set forth herein. Any breach of the agreements, covenants and obligations of the parties under this Agreement shall be deemed to cause a party irreparable injury justifying a decree of specific performance by a court of competent jurisdiction and not properly compensable solely by money damages in an action at law. Seller hereby acknowledges that Purchaser does not have an adequate remedy at law and that injunction, specific performance or other equitable relief will not constitute any hardship on Seller. Purchaser shall have no right to damages, other than to recover the Deposit upon termination following breach or default of Seller after applicable notice and grace periods as described in Section 11.1(d) above (without limiting Purchaser's rights under Section 12.6 hereof).

                  (b) Except as expressly stated above, or elsewhere in this Agreement, no statutory or other legal rights under federal, state or local laws and/or regulations shall apply between the parties with respect to the Facilities and Assets and the transactions contemplated by this Agreement, and the parties are liable only pursuant to the covenants, representations and/or warranties expressly stated in this Agreement and no other agreements, laws or regulations. Upon closing hereunder, Purchaser, as well as Purchaser's designees and any affiliates taking any interest in any of the Assets, shall be deemed to have automatically released and discharged forever the Seller, all partners, investors and affiliates of Seller, and all officers, directors and employees of all such parties from any and all claims, suits and liability, including but not limited to actions for contribution or reimbursement after environmental remediation, which might otherwise arise under any law or regulation which is not expressly contained in this Agreement.

                  (c) Notwithstanding anything to the contrary in this Agreement, to the extent that any documents or information regarding the Seller or the Assets are disclosed to Purchaser or brought to Purchaser's attention prior to Closing, including but not limited to any information that any representation or warranty set forth in Article II hereof is inaccurate or incorrect, and Purchaser nevertheless closes on purchase of the Assets, as of Closing Purchaser shall be deemed to have accepted and to have automatically waived any objection to, or claim based on, such documents or information.

         12.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by facsimile transmission (provided a copy is thereafter promptly mailed as hereinafter provided), or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), or mailed by first-class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, if sent by personal delivery or by facsimile transmission or by overnight delivery service, or on the third (3rd) day after mailing, if mailed):

                  (a) If to Seller, to:

                               Meridian Healthcare Growth and Income Fund, L.P. c/o Alex. Brown Realty, Inc.

                               300 East Lombard Street, Suite 1200
                               Baltimore, MD  21202
                               Attention:  Robert L. Huether

                      with copies to both (which shall not constitute notice):

                                Alex. Brown Realty, Inc. 300 East Lombard
                                Street, Suite 1200 Baltimore, MD 21202
                                Attention: David E. Wolfe, Esq.

                                Wilmer Cutler Pickering Hale and Dorr LLP
                                100 Light Street, 13th Floor
                                Baltimore, MD  21202
                                Attention:  John B. Watkins, Esq.

                  (b) If to Purchaser, to:

                                FC Properties VI, LLC
                                1035 Powers Place
                                Alpharetta, GA  30004
                                Attention:  Christopher Sertich

                      with a copy (which shall not constitute notice) to:

                                Williams Mullen
                                222 Central Park Avenue, Suite 1700
                                Virginia Beach, VA 23462
                                Attention:  Lawrence R. Siegel, Esq.

or to such other person or address as any party hereto shall furnish to the other parties hereto in writing pursuant to this Section 12.4.

         12.5 Brokers and Finders; Expenses. The parties hereto represent and warrant to each other that none of them has retained any broker or finder in connection with this transaction. Seller on the one hand, and Purchaser, on the other, each agrees to indemnify the other for any losses incurred with respect to a breach of this Section 12.5.

         12.6 Attorney's Fees. In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys' fees) incurred by such party in connection with any action, suit or proceeding to enforce the other's obligations under this Agreement.

         12.7     [Intentionally deleted.]

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

         12.8 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by Seller, on one hand, or Purchaser, on the other hand, without the prior written consent of the other, as the case may be (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, Purchaser may assign the Agreement to an affiliate that is controlled by Purchaser or the shareholders of Purchaser, without the prior written consent of Seller, provided that Purchaser shall remain jointly and severally liable with such assignee for all obligations of Purchaser under this Agreement. Furthermore, upon Closing hereunder Seller may assign this Agreement to a liquidating trust, formed as a business trust under Delaware law ("Trust"), without the prior written consent of Purchaser, and upon such assignment Seller shall be released from all obligations and liabilities under this Agreement, provided that the Trust shall assume all such obligations and liabilities of the Seller. In all events, Purchaser hereby agrees to not undertake any assignment for the purpose of transferring directly or indirectly the rights to purchase the Assets in return for monetary consideration.

         12.9 Governing Law. This Agreement shall be governed by the laws of the State of Maryland as to, including, but not limited to, matters of validity, construction, effect and performance but exclusive of its conflicts of laws provisions.

         12.10 Jurisdiction. Each party hereto consents to the jurisdiction of the courts of Baltimore, Maryland, if it can acquire jurisdiction, in the United States District Court for the District of Maryland as to claims arising under or brought in connection with this Agreement and the transactions contemplated herein.

         12.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.12 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.13 Entire Agreement. This Agreement, which term as used throughout includes the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matter.

         12.14 Warranty of Authority. The signatories hereto personally warrant that they have the right and power to enter into this Agreement and to bind the party for whom they are executing this Agreement.

         12.15 Schedules. All schedules and exhibits attached hereto shall be deemed a part hereof. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is insufficient detail to enable a party hereto to identify the facts or items to which it applies.

         12.16 Compliance with Bulk Sales Law. Purchaser hereby waives compliance by Seller with any applicable bulk sales law and any other similar laws with respect to the transactions contemplated by this Agreement.

         12.17 Survivorship. Except as expressly stated to the contrary in this Agreement, all warranties, covenants, representations and guarantees shall be merged in, and shall not survive, the Closing and execution of the documents contemplated by this Agreement. The parties hereto in executing, and in carrying out the provisions of, this Agreement are relying solely on the representations, warranties and agreements contained in this Agreement or in any writing delivered pursuant to provisions of this Agreement or at the closing of the transactions herein provided for and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

         12.18 Publicity. All pre-Closing publicity concerning the transactions contemplated by this Agreement and all notices respecting publicity shall be jointly planned, coordinated and released by and between Purchaser and Seller.

         12.19 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         12.20 Consent of MHIGF. MHGIF joins in this Agreement for the limited purpose of evidencing its consent to the sale of the Assets pursuant to the terms of this Agreement by each of the partnerships named collectively as Seller hereunder.

         12.21f No Third Party Beneficiaries. This Agreement shall inure to the benefit of only the parties named herein (including their designees, successors and assigns) and no other parties. No rights of third party beneficiaries of any kind shall exist in connection with this Agreement.


                          {Signature page follows}

         IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

PURCHASER:      FC Properties VI, LLC,
                a Delaware limited liability company


                By: /s/ Chris Sertich
                Name:   Chris Sertich
                Title:  Manager


SELLER:
                Plainfield Meridian Limited Partnership

                By:      Brown Healthcare, Inc., General Partner

                By:   /s/  Timothy M. Gisriel
                Name:  Timothy M. Gisriel
                Title: Treasurer

                By:      Meridian Healthcare Investments, Inc., General Partner

                By:   /s/  Eileen M. Coggins
                Name:  Eileen M. Coggins
                Title: Sr. Vice President/General Counsel


                Caton Manor Meridian Limited Partnership

                By:      Brown Healthcare, Inc., General Partner

                By:   /s/  Timothy M. Gisriel
                Name:  Timothy M. Gisriel
                Title: Treasurer

                By:      Meridian Healthcare Investments, Inc., General Partner

                By:   /s/  Eileen M. Coggins
                Name:  Eileen M. Coggins
                Title: Treasurer


                Frederick Meridian Limited Partnership

                By:      Brown Healthcare, Inc., General Partner

                By:   /s/  Timothy M. Gisriel
                Name:  Timothy M. Gisriel
                Title: Treasurer

                By:      Meridian Healthcare Investments, Inc., General Partner

                By:   /s/  Eileen M. Coggins
                Name:  Eileen M. Coggins
                Title: Sr. Vice President/General Counsel

                Hamilton Meridian Limited Partnership

                By:      Brown Healthcare, Inc., General Partner

                By:   /s/  Timothy M. Gisriel
                Name:  Timothy M. Gisriel
                Title: Treasurer

                By:      Meridian Healthcare Investments, Inc., General Partner

                By:   /s/  Eileen M. Coggins
                Name:  Eileen M. Coggins
                Title: Sr. Vice President/General Counsel

                Randallstown Meridian Limited Partnership

                By:      Brown Healthcare, Inc., General Partner

                By:   /s/  Timothy M. Gisriel
                Name:  Timothy M. Gisriel
                Title: Treasurer

                By:      Meridian Healthcare Investments, Inc., General Partner

                By:   /s/  Eileen M. Coggins
                Name:  Eileen M. Coggins
                Title: Sr. Vice President/General Counsel


                Mooresville Meridian Limited Partnership

                By:      Brown Healthcare, Inc., General Partner

                By:   /s/  Timothy M. Gisriel
                Name:  Timothy M. Gisriel
                Title: Treasurer

                By:      Meridian Healthcare Investments, Inc., General Partner

                By:   /s/  Eileen M. Coggins
                Name:  Eileen M. Coggins
                Title: Sr. Vice President/General Counsel

                Spencer Meridian Limited Partnership

                By:      Brown Healthcare, Inc., General Partner

                By:    /s/  Timothy M. Gisriel
                Name:   Timothy M. Gisriel
                Title:  Treasurer

                By:      Meridian Healthcare Investments, Inc., General Partner

                By:    /s/  Eileen M. Coggins
                Name:   Eileen M. Coggins
                Title:  Sr. Vice President/General Counsel


MHGIF           Meridian Healthcare Growth and Income Fund, L.P.

                By:      Brown Healthcare, Inc., General Partner

                By:    /s/  Timothy M. Gisriel
                Name:   Timothy M. Gisriel
                Title:  Treasurer

                By:      Meridian Healthcare Investments, Inc., General Partner

                By:    /s/  Eileen M. Coggins
                Name:   Eileen M. Coggins
                Title:  Sr. Vice President/General Counsel